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                                                                    EXHIBIT 99.1

NEWSRELEASE                                                      (WILLIAMS LOGO)

NYSE: WMB
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DATE: Oct. 8, 2003


           WILLIAMS LAUNCHES CASH TENDER OFFER FOR ANY AND ALL OF ITS
                  $1.4 BILLION OUTSTANDING 9.25% NOTES DUE 2004

         TULSA, Okla. - Williams (NYSE:WMB) today initiated a cash tender offer for any and all of the $1.4 billion outstanding principal amount of its 9.25% Notes due March 15, 2004 (CUSIP No. 969457BN9).

         The tender offer is being made pursuant to an Offer to Purchase dated today and related Letter of Transmittal, which set forth a more comprehensive description of the terms of the tender offer.

         Williams is purchasing the notes to decrease its debt and annual interest expense. Williams will use available cash to fund the purchase of any notes accepted under the tender offer.

         Holders that tender notes prior to 5 p.m. Eastern Time on Oct. 20, the early tender date, will be eligible to receive the total consideration of $1,025.50 per $1,000 principal amount. The total consideration for each note so tendered includes an early tender payment of $30 per $1,000 of principal amount of notes tendered. Holders that tender their notes after 5 p.m. ET Oct. 20, but prior to the expiration of the tender offer, will be eligible to receive the total consideration minus the early tender payment ($995.50 per $1,000 of principal amount).

         In addition to the tender offer consideration, Williams will pay accrued and unpaid interest, up to but not including the applicable settlement date, on all notes accepted in the tender offer. Subject to the terms and conditions of the tender offer, holders that tender notes prior to 5 p.m. ET on Oct. 20 will be eligible to receive the total consideration on the early settlement date, which currently is expected to be two business days after the early tender date. Holders tendering notes after 5 p.m. on Oct. 20 but prior to the expiration date will be eligible to receive the tender offer consideration on the final settlement date, which currently is expected to be Nov. 10.

         The expiration date for the tender offer is scheduled to be at 5 p.m. ET on Nov. 6. Tenders of notes made after 5 p.m. ET Oct. 20 may be properly withdrawn at any time until 5 p.m. ET Nov. 6. Tenders of notes made prior to 5 p.m. ET Oct. 20, may not be withdrawn, unless Williams reduces the tender offer consideration or the early tender payment or is otherwise required by law to permit withdrawal. Williams may extend either the early tender date, the expiration date or both. The offer is conditioned upon general tender offer conditions described in the Offer to Purchase. Williams also is commencing $241 million of tender offers and consent solicitations with respect to outstanding notes assumed in connection with its Transco Energy Company and MAPCO Inc. acquisitions, as well as additional outstanding notes issued under its 1990 senior indenture. Those offers and this offer are not conditioned upon one another.

         Williams has retained Lehman Brothers Inc. to serve as the lead dealer manager, Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. to serve as co-dealer managers, and



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D.F. King & Co. Inc. to serve as the information agent for the tender offer.
Requests for documents may be directed to D.F. King & Co. by telephone at (800) 431-9643 or (212) 269-5550 or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Questions regarding the tender offer may be directed to Lehman Brothers, at (800) 438-3242 or (212) 528-7581.

         This press release shall not constitute a tender offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the tender offer to purchase and related letter of transmittal. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed made on behalf of the company by Lehman Brothers Inc. or one or more registered brokers or dealers under the laws of such jurisdiction.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

CONTACT:            Brad Church
                    Williams (media relations)
                    (918) 573-3332

                    Travis Campbell
                    Williams (investor relations)
                    (918) 573-2944

                    Courtney Baugher
                    Williams (investor relations)
                    (918) 573-5768


                                      # # #

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.